SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 11-K


          [x]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934

     For the Fiscal Year ended December 31, 2001

                                    OR

          [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from __________ to __________

     Commission file number   0-14616

          A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

              J & J Snack Foods Corp. 401(k) Profit Sharing Plan

          B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

              J & J Snack Foods Corp.
              6000 Central Highway
              Pennsauken, NJ  08109

                                                       EXHIBIT 24.1


            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


          We have issued our report dated May 16, 2002 accompanying the financial statement and schedule incorporated by reference or included in the Annual Report of J & J Snack Foods Corp. 401(k) Profit-Sharing Plan on Form 11-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of J & J Snack Foods Corp. on Form S-8 (File No. 333-94795, effective January 18, 2000, File No. 333-03833, effective May 16, 1996, File No. 033-87532, effective
     December 16, 1994 and File No. 033-50036, effective July 24, 1992).




     /S/ GRANT THORNTON LLP


     Philadelphia, Pennsylvania
     June 20, 2002



                                SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   J & J Snack Foods Corp.
                                   401(k) Profit Sharing Plan




     Date: 6/28/02
                                   Dennis G. Moore
                                   Plan Administrator